      As filed with the Securities and Exchange Commission on June 28, 2002

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                       ----------------------------------
                              CARDINAL HEALTH, INC.
             (Exact name of registrant as specified in its charter)

              Ohio                                       31-0958666
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                     7000 Cardinal Place, Dublin, Ohio 43017
               (Address of Principal Executive Offices) (Zip Code)
                                 ---------------
        CARDINAL HEALTH, INC. PROFIT SHARING, RETIREMENT AND SAVINGS PLAN
                                FOR PRN EMPLOYEES

                            (Full title of the plan)
                                 ---------------
                                Paul S. Williams

           Executive Vice President, Chief Legal Officer and Secretary
                              Cardinal Health, Inc.
                               7000 Cardinal Place
                               Dublin, Ohio 43017
                     (Name and address of agent for service)
                                 (614) 757-5000
          (Telephone number, including area code, of agent for service)
                               ------------------

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed maximum      Proposed maximum
Title of securities to       Amount to be         offering price      aggregate offering        Amount of
      registered            registered(1)          per share(2)            price(2)        registration fee(2)
Common Shares without
par value                     300,000                 $62.30             $18,690,000              $1,748

(1) Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) The registration fee has been calculated pursuant to Rule 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the "1933 Act"), based on the average of the high and low sale prices on June 25, 2002, of the Registrant's Common Shares as reported on the New York Stock Exchange Composite Tape.

        In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee plan described herein.

                                     PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The information presented below represents selected consolidated financial data including the pro forma impact on fiscal years 2001, 2000, and 1999 of the Company's adoption during the first quarter of fiscal 2002 of SFAS 142 "Goodwill and Other Intangible Assets". The historical financial data that appears below is only a summary and should be read in conjunction with the historical financial statements presented in the Company's Form 10-K for the fiscal year ended June 30, 2001.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                        AT OR FOR THE FISCAL YEAR ENDED JUNE 30, (1)
                                         -------------------------------------------------------------------------
                                              1997          1998(2)      1999(2)(5)      2000(5)         2001(5)
                                         -------------  -------------  -------------  -------------  -------------

EARNINGS DATA:
Revenue:
   Operating revenue                     $    18,123.2  $    20,844.8  $    25,682.5  $    30,257.8  $    38,660.1
   Bulk deliveries to
     customer warehouses                       5,659.3        7,541.1        7,050.4        8,092.1        9,287.5
                                         -------------  -------------  -------------  -------------  -------------

Total revenue                            $    23,782.5  $    28,385.9  $    32,732.9  $    38,349.9  $    47,947.6

Net earnings                             $       369.0  $       474.3  $       499.3  $       717.8  $       857.4
Earnings per Common Share (3)
   Basic                                 $        0.87  $        1.10  $        1.14  $        1.64  $        1.93
   Diluted                               $        0.85  $        1.07  $        1.12  $        1.60  $        1.88
Cash dividends declared
   per Common Share (3) (4)              $       0.042  $       0.049  $       0.067  $       0.070  $       0.085

BALANCE SHEET DATA:
Total assets                             $     7,578.1  $     8,876.8  $     9,682.7  $    12,024.1  $    14,642.4
Long-term obligations,
   less current portion                  $     1,420.7  $     1,362.2  $     1,224.5  $     1,524.5  $     1,871.0
Shareholders' equity                     $     2,940.0  $     3,389.9  $     3,894.6  $     4,400.4  $     5,437.1




(1) Amounts reflect business combinations and the impact of merger-related costs and other special charges in all periods presented. See Note 2 of "Notes to Consolidated Financial Statements" incorporated by reference to the Company's 10-K for the fiscal year ended June 30, 2001 for a further discussion of merger-related costs and other special charges affecting fiscal 2001, 2000 and 1999. Fiscal 1998 amounts reflect the impact of merger-related charges and other special charges of $57.8 million ($19.5 million, net of tax). Fiscal 1997 amounts reflect the impact of merger-related charges of $50.9 million ($36.6 million, net of tax).


(2) Amounts above do not reflect the impact of pro forma adjustments related to Automatic Liquid Packaging, Inc. ("ALP") taxes (see Notes 1 and 2 of "Notes to Consolidated Financial Statements" incorporated by reference to the Company's 10-K for the fiscal year ended June 30, 2001). For the fiscal years ended June 30, 1999 and 1998, the pro forma adjustment for ALP taxes would have reduced net earnings by $9.3 million and $4.6 million, respectively. The pro forma adjustment would have decreased diluted earnings per Common Share by $0.02 to $1.10 for fiscal year 1999 and by $0.01 to $1.06 for fiscal year 1998.

(3) Net earnings and cash dividends per Common Share have been adjusted to retroactively reflect all stock dividends and stock splits through June 30, 2001.

(4) Cash dividends per Common Share exclude dividends paid by all entities with which Cardinal has merged.

(5) In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 142 "Goodwill and Other Intangible Assets" which revises the accounting for purchased goodwill and other intangible assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company elected to adopt SFAS 142 beginning with the first quarter of fiscal 2002. Under SFAS 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment at least annually. Accordingly, the Company has ceased amortization of all goodwill and intangible assets with indefinite lives as of July 1, 2001. Intangible assets with finite lives, primarily patents and trademarks, will continue to be amortized over their useful lives.

     SFAS 142 requires a two step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit's assets to the fair value of the reporting unit. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves the fair value of the reporting unit being allocated to each asset and liability with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. The Company was required to complete a "transitional" impairment test for goodwill as of the beginning of the fiscal year in which the statement is adopted. This transitional impairment test required that the Company complete step one of the goodwill impairment test within six months from the date of initial adoption, or December 31, 2001. The Company completed the transitional impairment test and did not incur any impairment charges.

     The following table displays the Company's net earnings and per share amounts for fiscal years 2001, 2000 and 1999 as adjusted for amortization of intangible assets and goodwill.

                                             FOR THE FISCAL YEAR ENDED JUNE 30,
                                             -----------------------------------
(in millions, except per share amounts)         1999        2000        2001
                                             ----------  ----------  -----------

Net Earnings                                  $   533.3  $   755.4   $   902.0

Basic Earnings per share                      $    1.23  $    1.72   $    2.03

Diluted Earnings per share                    $    1.20  $    1.68   $    1.98


        The documents listed in (a) through (g) below are incorporated by reference in the registration statement. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

        (a) The Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2001 filed with the Securities and Exchange Commission (the "Commission") on August 24, 2001 ("Form 10-K");

        (b) The information contained in the Company's Proxy Statement dated September 14, 2001 for its Annual Meeting of Shareholders held on November 7, 2001 which has been incorporated by reference in its Form 10-K;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission on November 14, 2001;

        (d) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed with the Commission on February 13, 2002;

        (e) The Company's Current Reports on Form 8-K filed with the Commission on March 13, 2002 and May 9, 2002;

        (f) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the Commission on May 8, 2002; and

        (g) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated August 19, 1994, pursuant to
Section 12 of the Exchange Act.

        On May 8, 2002, the Company announced that we had appointed Ernst & Young LLP to replace Arthur Andersen LLP ("Andersen") as our independent public accountants. Our consolidated balance sheets as of June 30, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the two years in the period ended June 30, 2001 incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated July 27, 2001, which is incorporated by reference herein. The consolidated statements of income, comprehensive income, cash flows and shareholders' equity for the year ended June 30, 1999 of R.P. Scherer Corporation (a Delaware corporation and a wholly-owned subsidiary of Cardinal Health, Inc.) and subsidiaries were also audited by Andersen, as stated in their report dated August 9, 1999, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this registration statement of its report with respect to the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of

Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

        The legality of the Common Shares offered hereby has been passed upon for the Company by Amy B. Haynes, Assistant General Counsel, Securities and Corporate Governance of the Company. Ms. Haynes holds vested and unvested options to purchase Common Shares of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

        Article 6 of Cardinal's Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. Cardinal's Regulations provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Law, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

        Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal's Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee, or agent of Cardinal, or at the request of Cardinal as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal for that advancement if it is ultimately determined that the executive officer or director is not entitled to the indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of Cardinal or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal maintains a directors' and officers' insurance policy which insures the officers and directors of Cardinal from certain claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal.

ITEM 8.  EXHIBITS.

Exhibit Number   Description of Exhibit
--------------   ----------------------

4(a)             Specimen Certificate for the Registrant's Class A Common
                 Shares(1)

4(b) Amended and Restated Articles of Incorporation of Registrant, as amended (2) and (3)

4(c)             Restated Code of Regulations of Registrant, as amended (4)

4(d) Cardinal Health, Inc. Profit Sharing, Retirement and Savings Plan for PRN Employees

5 Opinion of Amy B. Haynes as to legality of the Common Shares being registered

23(a) The Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 27, 2001. See Item 3.

23(b)            Consent of Deloitte & Touche LLP

23(c)            Consent of Pricewaterhouse Coopers LLP

23(d)            Consent of Pricewaterhouse Coopers LLP

23(e) The Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated August 9, 1999. See Item 3.

23(f)            Consent of Amy B. Haynes (included in Opinion filed as Exhibit
                 5 hereto)

24 Power of Attorney (included in the signature page to this Registration Statement)

-------------

(1) Included as an exhibit to the Company's Annual Report on Form 10-K (File No. 1-11373) filed on August 24, 2001 and incorporated herein by reference.

(2) Included as an exhibit to the Company's Current Report on Form 8-K (File No. 1-11373) filed on November 24, 1998 and incorporated herein by reference.

(3) Included as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-53394) and incorporated herein by reference.

(4) Included as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 1-11373) filed on November 14, 2001 and incorporated herein by reference.

        The Company hereby undertakes that the Cardinal Health, Inc. Profit Sharing, Retirement and Savings Plan for PRN Employees ("Plan") has been or will be submitted to the Internal Revenue Service ("IRS") in a timely manner and all changes required by the IRS in order to qualify the Plan will be made.

ITEM 9.  UNDERTAKINGS.

A.      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 28th day of June 2002.


                                        CARDINAL HEALTH, INC.


                                        By:  /s/ Robert D. Walter
                                             ---------------------------
                                             Robert D. Walter, Chairman
                                             and Chief Executive Officer


        Each of the undersigned officers and directors of Cardinal Health, Inc., an Ohio corporation (the "Company"), which proposes to file with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, hereby constitutes and appoints Robert D. Walter, Paul S. Williams, and Richard J. Miller and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, in his/her name and on his/her behalf, to sign in any and all capacities such Registration Statement and any and all amendments (including pre- or post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute. This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of June 2002.

Signature                                            Title
---------                                            -----
   /s/ Robert D. Walter                              Chairman, Chief Executive Officer
--------------------------------                     and Director (principal executive officer)
Robert D. Walter


   /s/ Richard J. Miller                             Executive Vice President,  Chief
--------------------------------                     Financial Officer & Principal Accounting
Richard J. Miller                                    Officer (principal financial officer and
                                                     principal accounting officer)

/s/ William E. Bindley                               Director
--------------------------------
William E. Bindley

/s/ Dave Bing                                        Director
--------------------------------
Dave Bing

/s/ George H. Conrades                               Director
--------------------------------
George H. Conrades

/s/ John F. Finn                                     Director
--------------------------------
John F. Finn

/s/ Robert L. Gerbig                                 Director
--------------------------------
Robert L. Gerbig

/s/ John F. Havens                                   Director
--------------------------------
John F. Havens

/s/ J. Michael Losh                                  Director
--------------------------------
J. Michael Losh

/s/ John B. McCoy                                     Director
--------------------------------
John B. McCoy

/s/ Richard C. Notebaert                              Director
--------------------------------
Richard C. Notebaert

/s/ Michael D. O'Halleran                             Director
--------------------------------
Michael D. O'Halleran

/s/ David W. Raisbeck                                 Director
--------------------------------
David W. Raisbeck

/s/ Jean G. Spaulding                                 Director
--------------------------------
Jean G. Spaulding

/s/ Matthew D. Walter                                 Director
--------------------------------
Matthew D. Walter

/s/ Melburn G. Whitmire                               Director
--------------------------------
Melburn G. Whitmire

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 28th day of June 2002.


                                            CARDINAL HEALTH, INC. PROFIT
                                            SHARING, RETIREMENT AND SAVINGS
                                            PLAN FOR PRN EMPLOYEES

                                            By:  /s/ Paul S. Williams
                                                 -------------------------------

                                            Print  Name: Paul S. Williams
                                                   Plan Committee Member

                                  EXHIBIT INDEX

Exhibit Number   Description of Exhibit
--------------   ----------------------

4(a)             Specimen Certificate for the Registrant's Class A Common
                 Shares(1)

4(b) Amended and Restated Articles of Incorporation of Registrant, as amended (2) and (3)

4(c)             Restated Code of Regulations of Registrant, as amended (4)

4(d) Cardinal Health, Inc. Profit Sharing, Retirement and Savings Plan for PRN Employees

5 Opinion of Amy B. Haynes as to legality of the Common Shares being registered

23(a) The Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 27, 2001. See Item 3.

23(b)            Consent of Deloitte & Touche LLP

23(c)            Consent of Pricewaterhouse Coopers LLP

23(d)            Consent of Pricewaterhouse Coopers LLP

23(e) The Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated August 9, 1999. See Item 3.

23(f)            Consent of Amy B. Haynes (included in Opinion filed as Exhibit
                 5 hereto)

24 Power of Attorney (included in the signature page to this Registration Statement)

-------------

(1) Included as an exhibit to the Company's Annual Report on Form 10-K (File No. 1-11373) filed on August 24, 2001 and incorporated herein by reference.

(2) Included as an exhibit to the Company's Current Report on Form 8-K (File No. 1-11373) filed on November 24, 1998 and incorporated herein by reference.

(3) Included as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-53394) and incorporated herein by reference.

(4) Included as an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 1-11373) filed on November 14, 2001 and incorporated herein by reference.


                                       E-1